UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASA Gold and Precious Metals Limited

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ASA GOLD AND PRECIOUS METALS, LIMITED

(NYSE: ASA, the “Fund”)

March 12, 2024

Dear Fellow Shareholder:

In connection with the upcoming Annual General Meeting of Shareholders of ASA, we continue to see strong support from retail shareholders. Please note that there has been some confusion regarding which proxy card represents ASA. To be clear, in order to support your ASA incumbent Board nominees, you should only send back the executed WHITE proxy card. If you received a GOLD proxy card, it is Saba’s card. Please do NOT return it. If you send back Saba’s GOLD proxy card, you will cancel your vote on your WHITE proxy card. Please take a few minutes to sign, date and mail your WHITE proxy card in the prepaid return envelope or vote by internet following the instructions on the WHITE proxy card.

Saba’s Investment Goals are NOT Aligned with ASA’s Board and All Shareholders

We have provided certain information below and in previous letters on Saba’s nominees’ lack of experience in the gold, minerals and mining industry and the expertise and experience of your Board’s incumbent nominees. Based on Saba’s track record, we believe that they are pursuing a self-serving agenda that will not be beneficial for other ASA shareholders.

ASA’s investment objective is long-term capital appreciation primarily through investing in the exploration, mining or processing of gold and other precious minerals. This is the reason you invested in ASA, and we believe it differs from the reason the activist invests in ASA. As we previously addressed, Saba pressures closed-end fund (“CEF”) boards and management to conduct a partial tender offer that allows Saba to sell its shares, leaving shareholders with a smaller fund and higher expense ratio. In this situation, if Saba’s nominees replace your Board, Saba will have complete decision-making power. Saba’s nominees have zero expertise in the complex mining and mineral industry. Further, Saba has fired investment advisers and appointed themselves as the adviser. It should be clear that Saba’s investment goals are not aligned with your Fund’s Board, management team, investment adviser and long-term shareholders.

Your ASA Board is Highly Qualified

The four current ASA directors standing for reelection on ASA’s director slate at the upcoming Annual General Meeting of Shareholders are highly qualified professionals who have substantial experience and the skills needed to oversee ASA in a complicated gold and mineral industry. Further, three of the four directors nominated by ASA for reelection are independent and have successfully helped ASA navigate through numerous challenges in the gold industry over the past two years.

You should also know that:

●	Mary Joan Hoene has been an independent director since 2014 and Chair of the Board chair since 2015. She led the legal development for the first gold ETF product with the World Gold Council in 2002. Her expertise is invaluable for navigating the complex regulatory and compliance issues associated with precious metals investing.

(Over)

ASA-3_2024

●	Bruce Hanson has served as an independent director since 2014. As former CEO of General Moly, Inc. (Molybdenum mining company) and former CFO of Newmont Mining, he has extensive mining and finance experience with a strong understanding of mining operations and the regulatory environment.
●	William Donovan became an independent director in 2020. As former President of United States Steel and the Carnegie Pension Fund, he has an extensive understanding of financial oversight of investment strategies.
●	Axel Merk is President and Chief Investment Officer of Merk Investments, ASA’s investment Adviser managing over $1.1 billion in gold and gold mining investments. Mr. Merk created the first U.S. based physical gold exchange traded fund with a patented process to facilitate delivery of gold in coins or bars to investors. His strategic investment and management expertise are directly relevant to overseeing ASA’s investment portfolio.

Your incumbent director nominees are committed to continuing to oversee and deliver value to all shareholders and protect your long-term investment. Not only do Saba’s handpicked nominees have zero experience working or overseeing investments in the gold and mining industry, but they also all have some affiliation with Saba and, in our opinion, are beholden to furthering Saba’s short-term, self-serving strategy. One nominee is a Saba partner and portfolio manager. Another Saba nominee has been a trustee of a Saba CEF since 2020.

As an example, four Saba nominees were elected through a “proxy fight” and took over Voya Prime Rate Trust Fund (“PPR”, now trading as “BRW”). Saba made the same “pitch” to those shareholders that they are making to you. The four Saba nominees were elected to the board, and the result has been:

●	Fired Voya as the fund’s investment advisor and hired Saba instead; and
●	Commenced a partial tender offer that allowed Saba to profit while reducing its ownership by 72%

Since Saba took over management in June 2021, the NAV discount for BRW (formerly PPR) has widened from -5.66% to -9.06%, through March 1, 2024. Under Saba's management, a significant portion of BRW's distributions now comprise a return of capital rather than income generation. Over this same period, the fund had a sharp decline in total assets under management, plummeting by 43.16% and increasing costs for all shareholders. It is clear that Saba’s actions of handpicking board nominees to take control of a fund often leads to widening discounts and increased expenses, which contradicts their initial promises of improving fund performance.

It is critical that you send a strong message to the dissident hedge fund that you support ASA’s Board by signing, dating, and mailing the WHITE proxy card today in the pre-paid return envelope.

If you have any questions regarding the shareholder meeting, please call our proxy solicitor, Morrow Sodali Fund Solutions (“MSFS”), at 1-888-339-9243. I will also be glad to personally speak to you if you send me a message at www.asaltd.com/contact.

Sincerely,

Axel Merk
Chief Operating Officer

ASA-3_2024